Exhibit 99.1

Luby's Reports Fourth Quarter and Fiscal 2014 Results

HOUSTON, Nov. 10, 2014 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its sixteen-week fourth quarter and fifty-two week fiscal year, which ended on August 27, 2014.

Total revenues for the fourth quarter fiscal 2014 were $123.6 million and loss from continuing operations before special items was $0.05 per diluted share. This compares to revenue of $123.3 million and income from continuing operations before special items of $0.07 per diluted share in the same quarter fiscal 2013. Total revenues for fiscal 2014 were $394.4 million and income from continuing operations before special items was $0.03 per diluted share, compared to $384.2 million and $0.18 per diluted share respectively for fiscal 2013.

Chris Pappas, President and CEO, commented, "Fiscal 2014 was a pivotal year for our company as we exceeded our strategic restaurant development growth plans by opening 12 new Company-owned locations, including four ("combo" concept) locations consisting of a side-by-side Luby's and Fuddruckers. In addition, we opened one stand-alone Luby's Cafeteria and three stand-alone Fuddruckers. Three more locations were converted from Cheeseburger in Paradise restaurants to Fuddruckers restaurants. Our Fuddruckers franchisees opened six new units, comprised of three new domestic and three new international locations. Finally, our culinary contract services business expanded its footprint to servicing 25 locations at the end of fiscal 2014 compared to 21 locations at the end of fiscal 2013.

"From an operational perspective, Luby's Cafeterias' same-store sales in the quarter and fiscal year were positive, an increase of 1.4% for the fiscal year, while Fuddruckers' same-store sales declined for both the quarter and the year, resulting in flat total same-store sales for the company. We have aggressively undertaken a number of operational and management initiatives to reverse this trend at Fuddruckers, and we are pleased to report that through the first eight weeks of fiscal 2015, Fuddruckers' same-store sales and guest traffic are positive. In addition, we have made significant progress with our plans to reposition Cheeseburger in Paradise locations by converting and reopening three as Fuddruckers restaurants during fiscal 2014 with six more planned conversions on the horizon; the remaining six closed locations will be disposed. The eight Cheeseburger in Paradise locations that are in operation today have always been the top performers for the brand and we remain dedicated to supporting these restaurants to achieve financial and operational success.

"We ended the year with five combo locations, including four that opened in fiscal year 2014. In the fourth quarter fiscal 2014, the five combo locations contributed 4.5% to our total restaurant sales over 59 operating weeks, with sales averaging $88 thousand per week. These locations in the aggregate are meeting our sales expectations. Combo locations represent a strategic growth driver for our brands and our operating results and they remain an exciting opportunity for our company."

Same-Store Sales Year-Over-Year Comparison Fiscal Year 2014:

	Q1 2014[1]	Q2 2014[1]	Q3 2014	Q4 2014	Full Year 2014
Luby's Cafeterias	2.4%	1.2%	2.0%	0.4%	1.4%
Fuddruckers	(2.3%)	(2.7%)	(3.9%)	(4.6%)	(3.5%)
Koo Koo Roo (one location)	(6.9%)	(12.0%)	(13.3%)		(10.6%)
Combos [2] (one location)			2.2%	5.1%	3.8%
Total same-store sales	1.1%	0.1%	0.3%	(1.0%)	0.0%

(1)     Luby's same store sales are shown after adjusting for a calendar shift, for comparability between quarters.  Before adjusting for this calendar shift, Luby's Cafeteria same store sales were negative 0.9% in Q1 and positive 4.4% in Q2.  Total same store sales before adjusting for this calendar shift were negative 1.3% in Q1 and positive 2.5% in Q2.

(2) Combo locations consist of a side-by-side Luby's Cafeteria and Fuddruckers at one property location.

Note: Luby's includes a restaurants' sales results into the same-store sales calculation in the quarter after a store has been open for six complete consecutive quarters.  The first combo location met the definition of same-stores in the third quarter fiscal 2014.

Fourth Quarter Fiscal 2014 Results:

Restaurant Brand	Q4 2014 ($000s)	Q4 2013 ($000s)	Change ($000s)	Change (%)
Luby's Cafeterias	$ 69,249	$ 69,097	$ 151	0.2%
Fuddruckers	30,400	30,711	(311)	(1.0%)
Combo Locations	5,197	1,429	3,768	263.7%
Cheeseburger in Paradise	10,472	13,886	(3,414)	(24.6%)
Koo Koo Roo (one location)	58	643	(585)	(91.0%)
Total Restaurant Sales	$ 115,375	$ 115,766	$ (391)	(0.3%)

  Restaurant sales decreased by $0.4 million to $115.4 million in fourth quarter fiscal 2014 compared to $115.8 million in fourth quarter fiscal 2013.  Sales from combo locations, increased by $3.8 million and sales where we have a stand-alone Luby's Cafeteria increased by $0.2 million.  These sales increases were offset by a decline in sales at Fuddruckers stand-alone locations of $0.3 million, a sales decline of $0.6 million at Koo Koo Roo locations, and a sales decline at Cheeseburger in Paradise locations of $3.4 million.  The sales increase at Luby's Cafeterias resulted from a 1.6% increase in same-store guest traffic offset by a decline in average customer spend of 1.2%, plus the incremental sales contribution from one new Luby's Cafeteria; those additions were partially offset by the absence of sales from two closed Luby's Cafeterias.  The increase in sales at our combo locations were due to the addition of four new combo locations, as well as a 5.1% increase in sales at our first combo location. The decline in sales at our Fuddruckers restaurants resulted from a 3.2% decrease in same-store guest traffic as well as a 1.5% decrease in per person average spend and the absence of sales from two closed locations.  Those declines were partially offset by the sales contribution from three of the five new Fuddruckers restaurants, as two opened in the final days of the fourth quarter fiscal year 2014.  Koo Koo Roo sales declines reflect ceasing operations at this brand by the end of the fourth quarter fiscal 2014.
  New stores opened since fiscal 2012 contributed $5.6 million to the year-over-year sales increase in the fourth quarter.  This increase was offset by the absence of $5.0 million in sales from stores that have closed in the fourth quarter fiscal year 2013 or afterwards.  Also offsetting the increase in sales at new stores is a $1.0 million decline in sales at legacy stores – restaurants in our portfolio that were in operations prior to fiscal 2012.
  Franchise revenue for Fuddruckers was $2.3 million in the fourth quarter fiscal 2014 compared to $2.2 million in fourth quarter fiscal 2013.  The increase reflects a $58 thousand increase in franchise fees that are earned when franchise locations are opened, offset by a $10 thousand decrease in franchise royalty revenue.  On a same-store basis, sales within our franchise network in the fourth quarter fiscal year 2014 were comparable to fourth quarter fiscal 2013.
  Revenue from Culinary Contract Services increased to $5.8 million fourth quarter fiscal 2014 compared to $5.1 million fourth quarter fiscal 2013. We ended the fourth quarter fiscal 2014 operating 25 locations, an increase from 21 locations at the end of the fourth quarter fiscal 2013.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, other operating expenses, and occupancy costs, was $12.4 million, or 10.7% of restaurant sales in the fourth quarter fiscal 2014, compared to $13.8 million or 11.9% of restaurant sales in the comparable quarter fiscal 2013.   Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  In the fourth quarter fiscal 2014, the company reported a loss from continuing operations of $1.1 million, or a loss of $0.04 per diluted share.  This compares to income from continuing operations of $1.1 million, or earnings of $0.04 per diluted share, in the fourth quarter fiscal 2013.  Results in fiscal 2014 and fiscal 2013 included various special items.   Excluding special items, the loss from continuing operations was $1.3 million, or a loss of $0.05 per share in fourth quarter fiscal 2014 compared to $2.1 million, earnings of $0.07 per diluted share, in fourth quarter fiscal 2013.

Reconciliation of income from continuing operations to income from continuing operations, before special items(1,2):

	Q4 FY2014		Q4 FY2013
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (Loss) from continuing operations	$(1,081)	$(0.04)	$1,087	$0.04
Asset charges, (gain) loss on disposal of assets	(292)	(0.01)	73	0.00
Cheeseburger in Paradise integration costs			356	0.01
Restaurant closure reserves and casualty losses			522	0.02
Loss from Cheeseburger in Paradise (3)	28	0.00	70	0.00
Income (Loss) from Continuing Operations, before special items	$(1,345)	$(0.05)	$2,108	$0.07

(1)

Luby's uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)	Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.

Fourth Quarter Fiscal 2014 Operating Expense Review

Cost of food as a percentage of restaurant sales increased to 29.1% in the fourth quarter fiscal 2014 from 28.8% in the comparable fiscal 2013. The food cost as percentage of sales increased primarily from higher food commodity costs which impacted each of our restaurant brands. In particular, beef prices increased approximately 10% in the fourth quarter fiscal 2014 compared to the comparable quarter fiscal 2013 which had a disproportionate impact on our Fuddruckers brand.

In the fourth quarter fiscal 2014, payroll and related costs as a percentage of restaurant sales were 35.0% compared to 33.8% in fourth quarter fiscal 2013. New store openings contributed to higher management costs as both hourly restaurant staffing and management staffing is at an elevated level during the opening periods. Payroll and related costs were also negatively impacted by higher health insurance costs.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses increased to 19.3% in the fourth quarter fiscal 2014 from 19.2% in the comparable quarter fiscal 2013. The increase is attributable to higher repairs and maintenance costs, higher utilities expense, and increased travel costs as a percentage of restaurant sales. These increases were partially offset by lower marketing and advertising costs and lower restaurant supplies and services costs as a percent of restaurant sales. Also offsetting these increases was the absence of a property casualty loss that was incurred in the fourth quarter fiscal 2013.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs were $6.7 million in the fourth quarter fiscal 2014 and $7.2 million in the fourth quarter fiscal 2013. The decrease in occupancy costs was primarily related to comparison with fourth quarter fiscal 2013 when rent reserves were recorded upon the closing of restaurants prior to the lease termination dates. This decrease was partially offset by higher property tax expense in the fourth quarter fiscal 2014 compared to the comparable quarter fiscal 2013. Occupancy costs as a percentage of sales decreased 0.5% to 5.8% in the fourth quarter of fiscal 2014 compared to 6.3% in the same quarter fiscal year 2013.

Depreciation and amortization expense increased by $0.8 million to $6.6 million in the fourth quarter fiscal 2014 compared to the fourth quarter fiscal 2013. This was due primarily to an increase in the depreciable asset base from recent new store construction and remodel activity. Depreciation also increased due to the full year impact of depreciating assets acquired with the Cheeseburger in Paradise brand as well as depreciation associated with additional infrastructure and technology assets.

General and administrative expenses increased to $10.5 million in the fourth quarter fiscal 2014 from $9.9 million in the fourth quarter fiscal 2013. As a percentage of total revenues, general and administrative expenses rose to 8.5% in the fourth quarter fiscal 2014, compared to 8.0% in the fourth quarter fiscal 2013. The increase is a result of higher salary and benefits expense, outside professional service fees, and computer network costs.

Balance Sheet and Capital Expenditures

As of August 27, 2014, we had $2.8 million in cash and $175.0 million in shareholders' equity. We ended the fourth quarter fiscal 2014 with a $42.0 million outstanding debt balance and $6.6 million in available credit. In November 2014, the Company amended its credit agreement with its lenders. During fiscal 2014, our capital expenditures totaled $46.2 million and included investments of $16.9 million on new unit development, $12.2 million on the purchase of land, $6.5 million on remodeling of existing restaurants and conversion of Cheeseburger in Paradise restaurants to Fuddruckers restaurants, and $10.6 million for recurring capital maintenance and new technology infrastructure.

Reconciliation of income (loss) from continuing operations to income from continuing operations, before special items(1,2):

	FY2014		FY2013
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (loss) from continuing operations	$(1,613)	$(0.06)	$4,547	$0.16
Asset charges, (gain) loss on disposal of assets	93	0.00	(731)	(0.02)
Cheeseburger in Paradise integration costs			634	0.02
Restaurant closure reserves and casualty losses			522	0.02
Loss from Cheeseburger in Paradise [3]	2,358	0.09	127	0.00
Income from Continuing Operations, before special items	$838	$0.03	$5,098	$0.18

(1)

Luby's uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)	Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.

Fiscal 2014 Highlights

  15 company-owned restaurant openings (including 12 new locations) and 6 new Fuddruckers franchise openings
  4 new Combo location openings of Luby's and Fuddruckers totaling 8 new restaurants
  1 new Luby's Cafeteria in a new market:  Eagle Pass, Texas
  6 Fuddruckers openings
    3 new locations, including 1 new construction, 1 converted retail space, and 1 purchased from a franchisee
    3  locations converted from Cheeseburger in Paradise, including one to a full service Deluxe Fuddruckers Bar and Grill
  6 new Fuddruckers franchise openings (3 domestic and 3 international)
  Enhanced customer service initiatives

Restaurant Counts:

	FY2014 Year Begin	FY 2014 Openings	FY 2014 Closings	FY2014 Year End
Luby's Cafeterias	91	1	(3)	89
Fuddruckers - new locations	61	3	(1)	63
Fuddruckers - converted CIP	0	3	—	3
Cheeseburger in Paradise	23	—	(15)	8
Other restaurants[1]	3	—	(2)	1
Combo locations	2	8	—	10
Total	180	15	(21)	174

(1)	Other restaurants include one Bob Luby's Seafood and two Koo Koo Roo Chicken Bistros at Year Begin and one Bob Luby's Seafood at Year End.

Fiscal 2015 Outlook

"In fiscal 2014, we exceeded our new restaurant development expectations by opening twelve new restaurant locations. In fiscal 2015, we are focused on improving store level profit at these new restaurants while also enhancing our profitability at our core brand legacy locations. While we expect commodity cost pressures to increase in certain categories, we continue to implement and manage store-level initiatives to enhance efficiency and we will make modest price adjustments without sacrificing guest satisfaction. Our expectation is to maintain the same-store sales trends at Luby's Cafeterias and to achieve positive same-store sales at Fuddruckers in fiscal 2015 compared to fiscal 2014. In addition, we plan to open three new restaurants in fiscal 2015 consisting of one Fuddruckers in a newly-developed shopping center and one Combo location reflecting two restaurants, a side-by-side Luby's and Fuddruckers. This Combo location is under construction in Jackson, Mississippi, and will be our first Combo location outside of Texas. From our franchise pipeline, we expect at least seven new location openings in fiscal 2015, some domestically and some in international markets. Capital expenditures in fiscal 2015, including purchase of land, are expected to be between $20 and $25 million," concluded Pappas.

Leasehold Locations from Cheeseburger in Paradise Acquisition:

	FY2014 Year Begin	FY2014 Year End
Operating as Cheeseburger in Paradise	23	8
Completed Conversions to Fuddruckers	—	3
Selected for Conversion		6
Disposals	—	6
Total	23	23

Conference Call

Luby's will host a conference call today, November 10, 2014, at 10:00 a.m., Central Time, to discuss further its fourth quarter fiscal 2014 results. To access the call live, dial (719) 325-2329 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through November 13, 2014 and may be accessed by calling (719) 457-0820 and using pass code 9035685#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. (NYSE: LUB) operates restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 94 Luby's Cafeterias, 71 Fuddruckers restaurants, 8 Cheeseburger in Paradise full service restaurants and bars and one Bob Luby's Seafood Grill. Its 94 Luby's Cafeterias are located primarily in Texas. In addition to the 71 company-operated Fuddruckers locations, Luby's is the franchisor for 110 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy and the Dominican Republic. Luby's Culinary Services provides food service management to 25 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Ken Dennard
Investor Relations

Luby's, Inc.
Consolidated Statements of Operations

	Quarter Ended		Year Ended
	August 27, 2014	August 28, 2013	August 27, 2014	August 28, 2013
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)		(Unaudited)
SALES:
Restaurant sales	$ 115,375	$ 115,766	$ 368,267	$ 360,001
Culinary contract services	5,772	5,086	18,555	16,693
Franchise revenue	2,284	2,235	7,027	6,937
Vending revenue	174	181	532	565

TOTAL SALES	123,605	123,268	394,381	384,196
COSTS AND EXPENSES:
Cost of food	33,618	33,317	106,284	103,070
Payroll and related costs	40,408	39,131	127,792	123,864
Other operating expenses	22,310	22,242	68,820	64,918
Occupancy costs	6,686	7,246	21,060	21,012
Opening costs	801	278	2,164	783
Cost of culinary contract services	5,034	4,492	16,177	14,874
Depreciation and amortization	6,596	5,752	20,062	18,376
General and administrative expenses	10,513	9,900	35,038	32,217
Provision for asset impairments, net	959	412	2,498	615
Net gain on disposition of property and equipment	(1,402)	(302)	(2,357)	(1,723)

Total costs and expenses	125,523	122,468	397,538	378,006

INCOME (LOSS) FROM OPERATIONS	(1,918)	801	(3,157)	6,190
Interest income	2	2	6	9
Interest expense	(292)	(303)	(1,247)	(920)
Other income, net	320	332	1,125	1,043

Income (loss) before income taxes and discontinued operations	(1,888)	832	(3,273)	6,322
Provision (benefit) for income taxes	(807)	(255)	(1,660)	1,775

Income (loss) from continuing operations	(1,081)	1,087	(1,613)	4,547
Loss from discontinued operations, net of income taxes	(366)	(657)	(1,834)	(1,386)

NET INCOME (LOSS)	$ (1,447)	$ 429	$ (3,447)	$ 3,161

Income (loss) per share from continuing operations:
Basic	$ (0.04)	$ 0.04	$ (0.06)	$ 0.16
Assuming dilution	$ (0.04)	$ 0.04	$ (0.06)	$ 0.16
Income (loss) per share from discontinued operations:
Basic	$ (0.01)	$ (0.02)	$ (0.06)	$ (0.05)
Assuming dilution	$ (0.01)	$ (0.02)	$ (0.06)	$ (0.05)
Net income (loss) per share:
Basic	$ (0.05)	$ 0.02	$ (0.12)	$ 0.11
Assuming dilution	$ (0.05)	$ 0.02	$ (0.12)	$ 0.11
Weighted average shares outstanding:
Basic	28,861	28,735	28,812	28,618
Assuming dilution	28,861	29,034	28,812	28,866

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 27,	August 28,	August 27,	August 28,
	2014	2013	2014	2013
	(112 days)	(112 days)	(364 days)	(364 days)

Restaurant sales	93.3%	93.9%	93.4%	93.7%
Culinary contract services	4.7%	4.1%	4.7%	4.3%
Franchise revenue	1.8%	1.8%	1.8%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	29.1%	28.8%	28.9%	28.6%
Payroll and related costs	35.0%	33.8%	34.7%	34.4%
Other operating expenses	19.3%	19.2%	18.7%	18.0%
Occupancy	5.8%	6.3%	5.7%	5.8%
Store level profit	10.7%	11.9%	12.0%	13.1%

(As a percentage of total sales)
General and administrative expenses	8.5%	8.0%	8.9%	8.4%
INCOME (LOSS) FROM OPERATIONS	(1.6)%	0.6%	(0.8)%	1.6%

Luby's, Inc.
Consolidated Balance Sheets

	August 27, 2014	August 28, 2013
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$2,788	$1,528
Trade accounts and other receivables, net	4,112	4,083
Food and supply inventories	5,556	4,908
Prepaid expenses	2,815	3,267
Assets related to discontinued operations	52	196
Deferred income taxes	587	1,635
Total current assets	15,910	15,617
Property held for sale	991	449
Assets related to discontinued operations	4,204	4,218
Property and equipment, net	213,492	190,497
Intangible assets, net	24,014	25,517
Goodwill	1,681	2,169
Deferred income taxes	11,294	7,923
Other assets	3,849	4,255
Total assets	$275,435	$250,645
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$26,269	$23,655
Liabilities related to discontinued operations	590	527
Accrued expenses and other liabilities	23,107	21,817
Total current liabilities	49,966	45,999
Credit facility debt	42,000	19,200
Liabilities related to discontinued operations	278	448
Other liabilities	8,167	7,865
Total liabilities	$100,411	$73,512
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,949,523 and 28,804,344, respectively; Shares outstanding were 28,449,523 and 28,304,344, respectively	9,264	9,217
Paid-in capital	27,356	26,065
Retained earnings	143,179	146,626
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	175,024	177,133
Total liabilities and shareholders' equity	$275,435	$250,645

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc.
Consolidated Statements of Cash Flows

	Year Ended
	August 27, 2014	August 28, 2013	August 29, 2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,447)	$3,161	$6,753
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	1,347	(451)	1,084
Depreciation and amortization	20,221	18,571	17,974
Provision for doubtful accounts	–	–	382
Amortization of debt issuance cost	123	112	112
Non-cash compensation expense	125	404	–
Share-based compensation expense	1,163	1,106	795
(Increase) reduction in tax benefits from share-based compensation	(50)	(64)	27
Deferred tax expense (benefit)	(3,348)	522	(394)
Cash provided by operating activities before changes in operating asset and liabilities	16,134	23,361	26,733
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts and other receivables	(29)	10	55
Decrease (increase) in food and supply inventories	(530)	(903)	629
Decrease (increase) in prepaid expenses and other assets	917	356	(1,186)
Increase in accounts payable, accrued expenses and other liabilities	3,947	6,618	3,031
Net cash provided by operating activities	20,439	29,442	29,262
CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment (issuance) of note receivable	23	80	(177)
Acquisition of Cheeseburger in Paradise		(10,169)	–
Proceeds from disposal of assets, insurance proceeds and property held for sale	4,130	5,961	5,232
Purchases of property and equipment	(46,184)	(31,339)	(25,845)
Net cash used in investing activities	(42,031)	(35,467)	(20,790)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	105,900	69,700	43,300
Credit facility repayments	(83,100)	(63,500)	(51,800)
Debt issuance costs	(123)	(338)	(1)
Tax benefit on stock option expense	50	64	–
Proceeds received on the exercise of employee stock options	125	404	–
Net cash provided by (used in) financing activities	22,852	6,330	(8,501)
Net increase (decrease) in cash and cash equivalents	1,260	305	(29)
Cash and cash equivalents at beginning of year	1,528	1,223	1,252
Cash and cash equivalents at end of year	$2,788	$1,528	$1,223

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less food cost less, payroll and related costs, and other operating costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Four Quarters Ended
	August 27, 2014	August 28, 2013	August 27, 2014	August 28, 2013
	(16 weeks)	(16 weeks)	(52 weeks)	(52 weeks)
	(In thousands)

Store level profit	$ 12,353	$ 13,831	$ 44,311	$ 47,137

Plus:
Sales from vending revenue	174	181	532	565
Sales from culinary contract services	5,772	5,086	18,555	16,693
Sales from franchise revenue	2,284	2,235	7,027	6,937

Less:
Opening costs	801	278	2,164	783
Cost of culinary contract services	5,034	4,492	16,177	14,874
Depreciation and amortization	6,596	5,752	20,062	18,376
General and administrative expenses	10,513	9,900	35,038	32,217
Provision for asset impairments, net	959	412	2,498	615
Net gain on disposition of property and equipment	(1,402)	(302)	(2,357)	(1,723)
Interest income	(2)	(2)	(6)	(9)
Interest expense	292	303	1,247	920
Other income, net	(320)	(332)	(1,125)	(1,043)
Provision (benefit) for income taxes	(807)	(255)	(1,660)	1,775

Income (loss) from continuing operations	$ (1,081)	$ 1,087	$ (1,613)	$ 4,547

Notes related to financial statements in press release:

Reclassifications & Corrections

1)

The operating results of 5 Cheeseburger locations closed in the year were reclassified to discontinued operations as part of a disposal plan related to select Cheeseburger in Paradise locations.  One previously held for sale leasehold property in discontinued operations since fiscal 2010 was reclassified to continuing operations in the year due the decision to build a Luby's Fuddruckers Combo on the site.

2)

Correction of immaterial errors in previously issued financial statements – In the second quarter fiscal 2014, Luby's identified errors in prepaid assets and payroll and related liabilities. The errors impacted all prior reporting periods beginning in 2007. While these errors were not material to any previously issued annual or quarterly consolidated financial statements, management concluded that correcting the cumulative errors and related tax effects would be material to consolidated financial statements for the quarter and two quarters ended February 12, 2014 and to the expected results of operations for the fiscal year ending August 27, 2014. Accordingly, Luby's will revise its prior period annual and quarterly consolidated financial statements to correct the errors in future SEC filings.  The cumulative effect on retained earnings as of August 28, 2013, was a reduction of $386,000.